Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE

FIFTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALIX NETWORKS, INC.

Calix Networks, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

1. The Fifteenth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of this Corporation was filed with the Secretary of State of the State of Delaware on March 22, 2010.

2. This amendment to the Certificate of Incorporation of the Corporation herein certified was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware after the receipt of payment for any of its stock and was duly adopted by the requisite stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article I of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“The name of this corporation is Calix, Inc. (the “Corporation”).”

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This amendment to the Certificate of Incorporation of the Corporation shall become effective at 3:02 a.m. Eastern Daylight Time on March 23, 2010.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Calix Networks, Inc. has caused this Certificate of Amendment to be signed by Kelyn Brannon-Ahn, its Secretary, this 22nd day of March, 2010.

CALIX NETWORKS, INC.

By:	/s/ Kelyn Brannon-Ahn
Kelyn Brannon-Ahn

SIGNATURE PAGE TO CALIX NETWORKS, INC. CERTIFICATE OF AMENDMENT